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                                                                   Exhibit 10.21

                               AGREEMENT MINUTES


In the month of February there were several meetings between Omimex de Colombia and Ecopetrol to analyze different aspects of the new crude price negotiation for the Cocorna and Nare Association and the new tariff for the crude transported through the Velasquez-El Sauce Pipeline, Property of Omimex. As per the mentioned before and in consideration to the additional contract DIJ-(P)-424-AD, signed on March 8, 1994, that had validity until December 31, 1995. From January 1, 1996 the accepted clauses were as per contract LEG-205-84 with its modifications agreed an April 8, 1987, which was mentioned by the Presidency of Ecopetrol in its letter sent to Texas Petroleum Company on September 28, 1995 ECP-625).

Once the mentioned points were evaluated, it were agreed on the following aspects.

1st. From February 1, 1996 and for three (3) consecutive years, the monthly purchasing crude price from Teca and Nare fields will be determined by using the arithmetic average of a crude basket and a crude fuel oil basket with a maximum (ceiling) and minimum (floor) discount. Value which will be in relation to the Crude Texas Intermediate current price (This price is published in the Platts Oilgram, and will be:

CRUDE BASKET: Arithmetic average of the crude Maya, Mandji and Itsmus according to gravity API and sulphur content. The process of calculation will be done in the same way as per the contract that was in place until Dec. 31, 1995.

CRUDE FUEL OIL BASKET: Arithmetic Average between the fuel oil with 1% of sulphur from the USA Gulf and the fuel oil of Ecopetrol for exportation without corrections. The calculation mechanism will be the same as per the contract that was valid until Dec. 31, 1995.

DISCOUNT: The average of the corrected crude basket and fuel oil (calculated with two decimal digits) will be affected by a discount value that will depend upon the current average monthly price of the West Texas Intermediate crude. This should be stated a month prior to the invoicing date (Price published in the Platts Oilgram) in the same way that is done for the crude and fuel oil baskets, and these are:

CRUDE PRICES     WTI                       PURCHASING PRICE

Less than 16,00 US$/B                      Average Basket - 1,65
Between 16,00 and 20,00 US$/B              Average Basket - 2,05
Over 20,00 US$/B                           Average Basket - 2,45

2nd. Ecopetrol will transport through the Velasquez - Sauce Pipeline owned by Omimex de Colombia its production share from Teca and Nare fields plus the required crude's disolvent in a proportion of 1.5 barrels per heavy oil crude; with the following tariff:
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From 0 to 18,000 Bpdc             0.61 US$/Bbl           Which are valid from
                                                         February 1st, 1996
From 18,001 Bpdc and over         0.56 US$/Bbl

3rd. It is modified the deadline for the payment of the invoices, both in Pesos and Dollars, and will be in thirty (30) days from the date that Ecopetrol receives the invoices processed adequately.

4th. The crude pending of devolution by Omimex, mentioned in an additional contract DIJ-(P)-424AD OF March 8, 1994, will be returned to Ecopetrol the total volume (84,302 Barrels) and in cash during the month of February of 1996.

It is signed the present agreement, which should be ratified for both administrations, in the Technical Division of Ecopetrol on February 23, 1996.

For Omimex de Colombia                             For Ecopetrol


Segundo A. Gonzalez                                Jorge Lozano J.


                                                   Gustavo Mendez O.